ChoiceOne Financial Services, Inc. - 10-K

EXHIBIT 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-4 (333-136523); and S-3 (333-44336); and S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333-91366) of our report dated March 24, 2017 on the financial statements of ChoiceOne for the years ended December 31, 2016, 2015, 2014 which report is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Grand Rapids, Michigan

March 24, 2017